                                                                      EXHIBIT 12



                        NORTHWEST PIPELINE CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Millions of Dollars)


                                                                             Year Ended December 31,
                                                              ---------------------------------------------------------
                                               For the
                                           Six Months Ended
                                            June 30, 1997       1996        1995        1994        1993         1992
                                           ----------------   --------    --------    --------    --------     --------
EARNINGS
  Income before income taxes.............      $41.3          $ 91.8        $92.4      $ 71.8      $ 72.3       $60.2

  Add:
    Interest on long-term debt...........       16.6            33.8         29.3        29.8        31.6        19.6
    Other interest expense...............        3.6             5.2          4.2         6.4         8.2         5.6
    Rental expense representative
      of interest factor.................        2.8             5.0          4.8         4.5         4.1         2.7
                                               ------         -------      -------     -------     -------      ------

  Total earnings, as adjusted, plus
     fixed charges.......................      $64.3          $135.8       $130.7      $112.5      $116.2       $88.1
                                               ======         =======      =======     =======     =======      ======

FIXED CHARGES:
  Interest expense on long-term debt.....      $16.6          $ 33.8       $ 29.3      $ 29.8      $ 31.6       $19.6
  Other interest expense.................        3.6             5.2          4.2         6.4         8.2         5.6
  Rental expense representative of
    interest factor......................        2.8             5.0          4.8         4.5         4.1         2.7
                                               ------         -------      -------     -------     -------      ------

  Total fixed charges....................      $23.0          $ 44.0       $ 38.3      $ 40.7      $ 43.9       $27.9
                                               ======         =======      =======     =======     =======      ======

RATIO OF EARNINGS TO FIXED CHARGES.......       2.80            3.09         3.41        2.76        2.65        3.16
                                               ======         =======      =======     =======     =======      ======



For the purposes of this ratio (i) earnings consist of income before fixed charges and income taxes for the Company and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the Company.